UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or l5 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

iBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

9 Innovation Way, Suite 100
Newark, Delaware 19711
(Address of principal executive offices, including zip Code)

(302) 355-0650
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed on April 22, 2013, iBio, Inc. received notice from the NYSE MKT (the “Exchange”) that it was not in compliance with Section 1003(a)(iv) of the NYSE MKT Guide, which applies if a listed company has sustained losses that are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the listed company will be able to continue operations and/or meet its obligations as they mature.

In response to this notice, iBio submitted a plan of compliance to the Exchange. On May 31, 2013, the Exchange notified iBio that the Exchange had accepted iBio’s plan of compliance and granted iBio an extension until October 14, 2013 to regain compliance with the continued listing standards of the Exchange.

During the extension period, iBio will be subject to periodic review by the staff of the Exchange. The failure by iBio to make progress consistent with the accepted plan or to regain compliance with the continued listing standards by the end of the extension period could result in iBio being delisted from the Exchange.

Item 8.01 Other Events.

On June 5, 2013, the Company issued a press release announcing its receipt from the Exchange of notice of the acceptance of the plan of compliance and extension of the compliance deadline. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated June 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO, INC.
Date: June 5, 2013	By:	/s/ Andrea Corcoran
Andrea Corcoran Senior Vice President, Finance and Strategy